UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following communication was distributed to employees of Norfolk Southern Corporation on May 3, 2024.

NSC John Orr Operational Update Letter to Employees

Dear Colleague,

Today marks just over a month since I joined the Norfolk Southern team. From the first time I met Alan Shaw, to stepping onto the ballast, I have been incredibly impressed. Thank you for welcoming me so warmly and helping to get me up to speed.

The balanced strategy that Alan developed, and we are driving, represents the future of our industry. I am confident that together we have an incredible opportunity to unlock the full potential of our network. Everything I’ve seen from this team to date has only made me more excited about our opportunity.

One Team

My vision for Operations is for our team to be the benchmark of collaboration, creating value and continuous improvement for the transportation industry. This vision is shaped by my four-decade career in railroading, learning from and working alongside teams like this one. I’ve worked at every level of our industry, and I’ve seen how organizational silos can stifle potential. I began my career as a brakeman and union leader, and I’ve seen organizations stall in their progress because of us-vs-them thinking. We will be different. I know that there are opportunities for all of us to learn from each other in a way that we foster stronger relationships while we drive better results. You will start seeing some of those ideas take shape in the next 60-days and I look forward to hearing your creative solutions as well!

I respect and appreciate how integral relationships with craft partners are to Norfolk Southern’s success. I want feedback from my craft colleagues, both formal and informal. So, in addition to regularly being on the ballast, I’m setting up a formal council with labor leaders. This will be critical to ensuring there is a structured dialogue and forum for discussion. It will be something unique to Norfolk Southern that does not currently exist in the industry. I’m also establishing an open and easy way to reach me directly, and I look forward to sharing that with you in the coming days.

Deeds Matter

You’ve heard Alan reference our strategy, a balance of service, productivity, and growth. In Operations, everything we do starts with safety by each of us looking out for one another. We depend on the talent of everyone in this entire organization to be successful and achieve our goals. I am committed to engaging, getting your feedback, and working together to find new ways to deliver safe, reliable, and resilient service. I am pleased to report that we are already executing on opportunities to enhance the productivity of our network. In addition to safety, we are focusing on these big rock issues:

•	Identifying and eliminating corridor bottlenecks;

•	Targeting large-volume Merchandise terminals for improved velocity and efficiencies;

•	Driving standard processes across all workstreams;

•	Right sizing locomotives and cars; and

•	Replicating these best practices across the network.

Progress Underway

So far, we have assessed terminals, engaged with our stakeholders, and implemented a 48-hour safety blitz to lay the foundation for our safety priorities and industry-leading culture. I’m meeting with railroaders across the system to get to know our team and get feedback. The passion and dedication that I have seen is impressive, and I look forward to continuing these conversations to hear how we can further enhance safety and service.

We are working swiftly and are already seeing meaningful results. I’m most proud to say our year-to-date accident rates across the board are the lowest they have been in years. In just 30 days we have already:

•	Lowered terminal dwell by 8%;

•	Increased Merchandise train speed by 8%; and

•	Created over-the-road efficiencies to improve on-time performance

These results tell me is our strategy is working on all fronts. Not only are we improving our performance, but we’re also doing it in a way that supports our employees and our customers. Without either group, we wouldn’t have a railroad. This is our strategy and approach in action. It’s informed by history, and grounded in solid data, all to create a path for long-term success.

What’s Ahead

Let’s speak candidly. Uncertainty is difficult and the reality is we are all facing some uncertainty right now. It would be understandable if feelings of fear or frustration begin to emerge. I invite you to consider a few other realities. The railroaders I have interacted with since starting at Norfolk Southern are some of the most passionate and dedicated professionals I’ve met during my career; and the commitment to moving forward is stronger than I’ve witnessed in other organizations. Therefore, I have the unwavering faith that we are better together, and we will be the benchmark for collaboration, creating value and continuous improvement in the industry.

The progress we’ve made is a direct reflection of our talented team, and it’s just the beginning! There is still a lot of work to be done, and measuring our results will be critical to making sure we stay on track.

You are a vital part of this network, doing meaningful work. Over the next several months, your operational leaders and I will be identifying metrics to track our performance and ultimately become a more safe, efficient, and effective railroad. We have also laid out a clear plan with phases that we will build on over the next 24 months to drive efficiency throughout. We will do so while never wavering on our commitment to our customers and to each other while leading the industry in safety.

We each have a stake in our future and we each have a stake in this railroad. I know that the team is fully committed to delivering on these priorities in 2024, and I cannot thank you enough. It is my honor and privilege to work together to set the gold standard of safety and service in North America.

Sincerely,

John Orr

Executive Vice President and Chief Operating Officer

##

Important Additional Information

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Concerning Participants

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.